Exhibit 11

Simpson Manufacturing Co., Inc. and Subsidiaries
Computation of Earnings Per Common Share
(Unaudited)

Basic Earnings per Share

	Three Months Ended March 31,
	2004	2003

Weighted average number of common shares outstanding	24,272,272	24,581,348

Net income	$17,949,470	$11,024,902

Basic net income per share	$0.74	$0.45

Simpson Manufacturing Co., Inc. and Subsidiaries
Computation of Earnings Per Common Share
(Unaudited)

Diluted Earnings per Share

	Three Months Ended March 31,
	2004	2003

Weighted average number of common shares outstanding	24,272,272	24,581,348

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	386,109	316,412

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	5,889	4,638

Number of shares for computation of diluted net income per share	24,664,270	24,902,398

Net income	$17,949,470	$11,024,902

Diluted net income per share	$0.73	$0.44